Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, September 4, 2007	Rich Sheffer (952) 887-3753

DONALDSON REPORTS 18th CONSECUTIVE EARNINGS RECORD

12 percent sales growth and improved operating margin drives record 4th quarter

MINNEAPOLIS, MN (Sept. 4, 2007) — Donaldson Company, Inc. (NYSE: DCI) announced fourth quarter diluted earnings per share (“EPS”) of $.53, up 23 percent from $.43 last year. Net income was $43.3 million, versus $36.2 million last year. Sales were $524.7 million, up from $468.2 million in fiscal 2006.

For the year, EPS was $1.83, up 18 percent from $1.55 last year. Net income increased 14 percent to $150.7 million compared to $132.3 million last year. Sales were $1.919 billion, up 13 percent from $1.694 billion in fiscal 2006.

“We are very pleased to announce that we achieved our 18th consecutive year of record earnings with an EPS increase of 18 percent for the year,” said Bill Cook, Chairman, President and CEO. “We made great progress on the operating issues that impacted our results earlier in the year, delivering a 12.3 percent operating margin in the quarter, and bringing our operating margin back to our 11 percent target for the full year.”

Key factors contributing to the quarter’s results included:

•	Strong Engine Products sales
o

International sales increased dramatically, with over 20 percent increases in our European off-road and aftermarket businesses. Our Asian off-road and aftermarket businesses posted sales increases of 23 and 15 percent respectively.

o	NAFTA truck sales decreased a less-than-expected $14 million in the fourth quarter following the implementation of the new EPA diesel emission standards earlier this year.

•	17 percent sales increase for Industrial Products
o	Industrial Filtration Solutions delivered an 18 percent sales increase due to very strong results in Europe and Asia.
o	Special Applications sales were up 19 percent on strong disk drive filter and PTFE membrane sales.

•	Operating margin improvement
o	We saw improvement in our global distribution efficiencies, while continuing our investments in new systems and process enhancements for the future.

“Our sales trends remain positive as we enter fiscal 2008,” said Bill Cook. “We expect to continue to make progress on our operating initiatives throughout the year, which should provide additional operating leverage. As a result, we are expecting to deliver another earnings record in fiscal 2008.”

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Donaldson Company, Inc.

September 4, 2007

Financial Statement Discussion

Translated at constant exchange rates, sales increased $43.1 million, or 9.2 percent, during the quarter and $177.3 million, or 10.5 percent, for the year. The impact of currency translation increased the reported sales growth to $56.5 million, or 12.1 percent, for the quarter and to $224.5 million, or 13.3 percent, for the year. The impact of foreign currency translation increased reported net earnings by $1.2 million in the quarter and $5.1 million for the year.

The fourth quarter and full year results also included an extra week of sales and earnings in the U.S., which increased sales by $16 million, net income by $0.7 million and EPS by $.01.

Gross margins of 32.4 percent for the quarter and 31.5 percent for the year compare to prior year margins of 33.4 percent and 32.8 percent, respectively. We improved our distribution efficiencies, although these costs continued to be higher than normal as we invested in people, processes and technology to enhance our capabilities. We did not have a recurrence of the low margins on large system sales in Gas Turbine and Industrial Filtration Solutions Products that affected our third quarter gross margin. Plant rationalization and start up costs of $0.6 million in the fourth quarter were lower than last year and significantly lower than the $2.5 million from the third quarter.

Operating expenses for the quarter were 20.1 percent of sales, down from 20.9 percent in the prior year. Operating expenses for the year were 20.5 percent of sales, down from 21.5 percent last year.

Interest expense in the quarter increased $1.6 million from last year. For the year, interest expense increased $4.7 million as debt levels have increased this year due to our investments in working capital, the Aerospace Filtration Systems, Inc. acquisition in March, and our continued capital investments.

The effective tax rate of 30.9 percent for the quarter compares to 35.2 percent in last year’s fourth quarter. The favorable comparison relates to the inclusion of the $3.6 million tax charge in last year’s fourth quarter for the dividend reinvestment plan pursuant to the American Jobs Creation Act of 2004. For the year, the effective tax rate was 26.4 percent compared to 30.1 percent last year. The favorable comparison for the full year is primarily due to last year’s tax charge mentioned above and $3 million of additional favorable discrete items compared to the previous year.

Free cash flow in the quarter was $46.6 million versus $25.9 million last year. The improvement was primarily driven by a $15.6 million increase in net cash provided by operating activities as working capital improved $14.2 million from the third quarter. Net expenditures on property and equipment were $23.7 million in the quarter, a decrease of $5.1 million from $28.8 million last year. For the year, free cash flow was $40.5 million versus $79.1 million last year.

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Donaldson Company, Inc.

September 4, 2007

As a part of our ongoing share repurchase program, we repurchased 424,200 shares during the quarter for $15.0 million. For the year, we repurchased 2,184,000 shares, or 2.6 percent of our diluted shares outstanding, for $76.9 million.

Fiscal 2008 Outlook

Engine Products: We expect 5 to 7 percent full year sales growth.

•

Due to the continued impact of the EPA diesel emission standards, we expect our NAFTA Transportation Products sales to decrease $30 to $40 million in our first three quarters before growth returns in our fourth quarter.

•

Production of new heavy construction and mining equipment by our international OEM Customers is forecasted to remain healthy. We expect NAFTA non-residential and public construction markets to benefit from continued infrastructure investment. Production of new agriculture equipment by our Customers is expected to remain strong globally.

•	Our Aftermarket sales are expected to continue growing due to strong equipment utilization in the field and the increasing amount of equipment with our PowerCore™ filtration systems.

Industrial Products: We expect 8 to 10 percent full year sales growth.

•	Our Industrial Filtration sales are projected to grow 10 percent due to continued strong global manufacturing investment and production utilization conditions.
•

We expect high-single digit percent sales growth in Gas Turbine Products over last year’s 30 percent growth. Continued strength is expected from both the international power generation and the oil and gas market segments.

•	Special Applications Products sales are expected to grow in the mid-single digit percent.

Other:

•	Continued progress on our operating initiatives should deliver a full year operating margin of a minimum of 11 percent. Our operating income is expected to be up about 10 percent.
•	Our tax rate is expected to be between 29 to 32 percent, although it will likely vary by quarter.
•	With our anticipated higher tax rate, we expect our full year EPS to be between $1.92 and $2.01 per share, which would be our 19th consecutive earnings record.

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Donaldson Company, Inc.

September 4, 2007

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of air and liquid filtration systems and replacement parts that improve people’s lives, enhance our Customers’ equipment performance and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for diesel engine equipment and industrial filtration solutions through innovative research and development, superior technology, and global presence. Our 12,000 employees contribute to the company’s success by supporting our Customers at more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with:  currency fluctuations, commodity prices, world economic factors, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

September 4, 2007

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2007	2006	2007	2006
Net sales	$524,681	$468,158	$1,918,828	$1,694,327

Cost of sales	354,721	311,966	1,313,964	1,137,747

Gross margin	169,960	156,192	604,864	556,580

Operating expenses	105,601	97,819	393,764	363,792

Operating income	64,359	58,373	211,100	192,788

Other income, net	(2,524)	(102)	(8,320)	(6,254)

Interest expense	4,261	2,640	14,559	9,875

Earnings before income taxes	62,622	55,835	204,861	189,167

Income taxes	19,332	19,647	54,144	56,860

Net earnings	$43,290	$36,188	$150,717	$132,307

Weighted average shares outstanding	79,847,357	82,002,574	80,454,861	82,992,475

Diluted shares outstanding	81,762,310	84,077,489	82,435,756	85,139,250

Net earnings per share	$.54	$.44	$1.87	$1.59

Net earnings per share assuming dilution	$.53	$.43	$1.83	$1.55

Dividends paid per share	$.09	$.08	$.36	$.32

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Donaldson Company, Inc.

September 4, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	July 31 2007	July 31 2006
ASSETS

Cash and cash equivalents	$55,237	$45,467
Accounts receivable – net	357,341	312,214
Inventories – net	201,221	153,165
Prepaids and other current assets	59,845	50,559

Total current assets	673,644	561,405

Other assets	280,940	245,298
Property, plant and equipment – net	364,433	317,364

Total assets	$1,319,017	$1,124,067

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$173,862	$163,783
Employee compensation and other liabilities	128,301	116,177
Notes payable	123,114	73,368
Current maturity long-term debt	33,667	6,541

Total current liabilities	458,944	359,869

Long-term debt	129,004	100,495
Other long-term liabilities	106,371	116,901

Total liabilities	694,319	577,265

Equity	624,698	546,802

Total liabilities and equity	$1,319,017	$1,124,067

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Donaldson Company, Inc.

September 4, 2007

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Twelve Months Ended July 31
	2007	2006
OPERATING ACTIVITIES

Net earnings	$150,717	$132,307
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	49,566	44,700
Changes in operating assets and liabilities	(62,201)	9,295
Payment of litigation judgment	—	(14,170)
Tax benefit of equity plans	(5,898)	(10,943)
Stock option expense	3,422	2,832
Other, net	(18,561)	(7,347)
Net cash provided by operating activities	117,045	156,674

INVESTING ACTIVITIES

Net expenditures on property and equipment	(76,583)	(77,584)
Acquisitions, investments and divestitures, net	(40,615)	(4,560)
Net cash used in investing activities	(117,198)	(82,144)

FINANCING ACTIVITIES

Purchase of treasury stock	(76,898)	(118,909)
Net change in debt	100,300	(34,863)
Dividends paid	(28,806)	(26,443)
Tax benefit of equity plans	5,898	10,943
Exercise of stock options	7,346	4,774
Net cash provided by (used in) financing activities	7,840	(164,498)

Effect of exchange rate changes on cash	2,083	1,369

Increase (decrease) in cash and cash equivalents	9,770	(88,599)

Cash and cash equivalents - beginning of year	45,467	134,066

Cash and cash equivalents - end of period	$55,237	$45,467

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Donaldson Company, Inc.

September 4, 2007

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2007:
Net sales	$290,338	$234,343	—	$524,681
Earnings before income taxes	38,637	29,186	(5,201)	62,622

3 Months Ended July 31, 2006:
Net sales	$268,098	$200,060	—	$468,158
Earnings before income taxes	39,006	22,544	(5,715)	55,835

12 Months Ended July 31, 2007:
Net sales	$1,084,262	$834,566	—	$1,918,828
Earnings before income taxes	140,762	80,321	(16,222)	204,861

12 Months Ended July 31, 2006:
Net sales	$991,554	$702,773	—	$1,694,327
Earnings before income taxes	135,994	65,550	(12,377)	189,167

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2007	2006	2007	2006
Engine Products segment:
Off-road Products	$98,952	$82,336	$352,065	$308,175
Transportation Products	34,054	48,349	166,370	184,303
Aftermarket Products	157,332	137,413	565,827	499,076
Total Engine Products segment	$290,338	$268,098	$1,084,262	$991,554

Industrial Products segment:
Industrial Filtration Solutions Products	$143,694	$121,349	$515,022	$440,230
Gas Turbine Products	47,312	42,247	158,025	121,194
Special Applications Products	43,337	36,464	161,519	141,349
Total Industrial Products segment	$234,343	$200,060	$834,566	$702,773

Total Company	$524,681	$468,158	$1,918,828	$1,694,327

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Donaldson Company, Inc.

September 4, 2007

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2007	2006	2007	2006
Free cash flow	$46,567	$25,870	$40,462	$79,090
Net capital expenditures	23,650	28,780	76,583	77,584
Net cash provided by operating activities	$70,217	$54,650	$117,045	$156,674

EBITDA	$80,743	$69,041	$267,894	$242,002
Income taxes	(19,332)	(19,647)	(54,144)	(56,860)
Interest expense (net)	(4,053)	(2,306)	(13,467)	(8,135)
Depreciation and amortization	(14,068)	(10,900)	(49,566)	(44,700)

Net earnings	$43,290	$36,188	$150,717	$132,307

Net sales, excluding foreign currency translation	$511,244	$464,413	$1,871,636	$1,719,665
Foreign currency translation	13,437	3,745	47,192	(25,338)

Net sales	$524,681	$468,158	$1,918,828	$1,694,327

Net earnings, excluding foreign currency translation	$42,112	$35,969	$145,644	$133,155
Foreign currency translation	1,178	219	5,073	(848)

Net earnings	$43,290	$36,188	$150,717	$132,307

Although free cash flow, EBITDA, net sales excluding foreign currency translation, and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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